                           MANTICORE PROPERTIES, LLC



                                                              November 14, 1997


DEAR OLD STONE CORPORATION SHAREHOLDER:

         Manticore Properties, LLC ("Manticore Properties") is offering to purchase any and all shares of Common Stock ("Common Shares") and Cumulative Voting Convertible Preferred Stock, Series B (the "Preferred Shares" and collectively with the Common Shares, the "Shares") of Old Stone Corporation (the "Company") which you own for a price of $1.00 PER COMMON SHARE AND $4.00 PER PREFERRED SHARE IN CASH (the "Offer"). A copy of the offering materials is enclosed. Manticore Properties believes, in addition to the other information contained in the accompanying Offer to Purchase, you should consider the following:

o        ALL CASH OFFER

         Manticore Properties is offering to pay $1.00 IN CASH PER SHARE FOR ANY AND ALL COMMON SHARES and $4.00 IN CASH PER SHARE FOR ANY AND ALL PREFERRED SHARES which are tendered in response to the Offer. During the past three years, the only trades in the Common Shares, as reported by Bloomberg in the "Pink Sheets," were at prices ranging from $0.000125 to $0.125 per Share.

o        NO COMMISSION; NO FINANCING CONDITION

         The $1.00 per Common Shares and $4.00 per Preferred Share purchase price will be ALL CASH, WITHOUT COMMISSION OR OTHER COSTS TO ANY SHAREHOLDER who tenders his or her shares. ALL COSTS AND COMMISSIONS WILL BE BORNE BY MANTICORE PROPERTIES. Manticore Properties has committed funds available to pay for any and all shares that are tendered in response to the Offer. The Offer is not subject to financing.

o        ILLIQUID MARKET FOR SHARES

         The Shares were delisted from the NASDAQ National Market in January 1993. The Shares are not currently listed on any stock exchange or on NASDAQ. Since the Shares were delisted, trading in the Shares has been extremely limited. Accordingly, the Offer affords you the opportunity to dispose of your Shares for cash which otherwise might not be available to you.

o        POTENTIAL TAX ADVANTAGES

         If you originally paid more than $1.00 per share for your Common Shares or $4.00 per share for your Preferred Shares, you may be able to recognize a tax loss on the sale of Shares to Manticore Properties. This tax loss could be of substantial benefit to you. You may be able to use these losses to offset capital gains realized on other investments or to offset ordinary income up to an annual deduction limitation of $3,000. EACH SHAREHOLDER SHOULD

         CONSULT HIS OR HER OWN ACCOUNTANT OR TAX ADVISER CONCERNING THE TAX CONSEQUENCES OF ACCEPTING THIS OFFER TO PURCHASE.


IN DECIDING WHETHER OR NOT TO ACCEPT MANTICORE PROPERTIES' OFFER TO PURCHASE YOUR SHARES WHICH WOULD TERMINATE ANY RIGHTS YOU MAY HAVE AS A SHAREHOLDER, YOU SHOULD CONSIDER CAREFULLY ALL OF THE ACCOMPANYING MATERIALS AND SHOULD REVIEW THESE MATERIALS WITH YOUR BROKER OR OTHER FINANCIAL ADVISER.

                                                     Sincerely,

                                                     Manticore Properties, LLC

                        PROCEDURE TO ACCEPT THE OFFER

IF YOU WISH TO ACCEPT THIS OFFER AND WISH TO TENDER ALL OR ANY PORTION OF YOUR SHARES, YOU SHOULD FOLLOW ONE OF THESE TWO PROCEDURES:

(1) IF YOU OWN YOUR COMMON SHARES IN CERTIFICATE FORM: You should complete and sign the enclosed BLUE Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver the BLUE Letter of Transmittal together with your stock certificate(s), and any other required documents to Harris Trust Company of New York (the "Depositary") in the enclosed, postage-paid, addressed envelope.

(2) IF YOU OWN YOUR PREFERRED SHARES IN CERTIFICATE FORM: You should complete and sign the enclosed YELLOW Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver the YELLOW Letter of Transmittal together with your stock certificate(s), and any other required documents to Harris Trust Company of New York (the "Depositary") in the enclosed, postage-paid, addressed envelope.

(3) IF YOU HOLD THE SHARES IN A BROKER, DEALER, BANK, TRUST OR OTHER NOMINEE
ACCOUNT: You should contact your broker, dealer, bank, trust or nominee representative and request that they tender the Shares on your behalf.

                           IF YOU HAVE ANY QUESTIONS

Questions and requests for assistance (including if you are unable to locate your stock certificates or deliver them prior to the Expiration Date) may be directed to Beacon Hill Partners, Inc., the Information Agent, at its address and telephone number set forth below. Additional copies of the Offer to Purchase, the Letters of Transmittal, the Notices of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                    The Information Agent for the Offer is:

                           BEACON HILL PARTNERS, INC.

                                90 Broad Street
                                   20th Floor
                            New York, New York 10004

                                 (800) 253-3814
                                  (TOLL FREE)

                                 (212) 843-8500
                                 (CALL COLLECT)

                           OFFER TO PURCHASE FOR CASH
               ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK AND
        ANY AND ALL OUTSTANDING SHARES OF CUMULATIVE VOTING CONVERTIBLE
                           PREFERRED STOCK, SERIES B
                                       OF
                             OLD STONE CORPORATION
                                       AT
                           $1.00 NET PER COMMON SHARE
                                      AND
             $4.00 NET PER CUMULATIVE VOTING CONVERTIBLE PREFERRED,
                                 SHARE SERIES B
                                       BY
                           MANTICORE PROPERTIES, LLC


-------------------------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
       NEW YORK CITY TIME, ON FRIDAY, DECEMBER 12, 1997, UNLESS THE OFFER
                                  IS EXTENDED.
-------------------------------------------------------------------------------

                  THE OFFER IS SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14. THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF COMMON SHARES (THE "COMMON SHARES") OR CUMULATIVE VOTING CONVERTIBLE PREFERRED SHARES, SERIES B (THE "PREFERRED SHARES" AND TOGETHER WITH THE COMMON SHARES THE "SHARES") BEING TENDERED.

                               ------------------
                                   IMPORTANT

                  Any shareholder desiring to tender all or any portion of such shareholder's Shares should either:

1. Complete and sign the Letter(s) of Transmittal (or a facsimile thereof) relating to the Common Shares and/or the Preferred Shares tendered in accordance with the instructions in the Letter(s) of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter(s) of Transmittal, mail or deliver the Letter(s) of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message (as defined herein) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter(s) of Transmittal (or facsimile) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or

2. Request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder.

                  A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

                  If a shareholder desires to tender Shares and such shareholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2.

                  INSTRUCTIONS FOR PARTICIPANTS IN THE OLD STONE CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN: According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, the Ninth Amendment to the Old Stone Corporation Employee Stock Ownership Plan (the "Plan"), adopted on September 27, 1988, provides pass-through tender offer rights to Plan participants with respect to all Shares allocated to participants ("Plan Shares"). Plan participants desiring to tender all or any portion of such Plan participant's Plan Shares should complete and sign the enclosed instructions to the Plan Trustee and deliver the instructions to the Plan Trustee. The Trustee may require additional documentation in connection with the tender of Plan Shares.

                  Questions and requests for assistance may be directed to Beacon Hill Partners, Inc., the Information Agent, at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letters of Transmittal, the Notices of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                    The Information Agent for the Offer is:
                           BEACON HILL PARTNERS, INC.

November 14, 1997

                               TABLE OF CONTENTS

                                                                      Page


INTRODUCTION.......................................................     1
THE TENDER OFFER...................................................     3
SECTION 1.   TERMS OF THE OFFER....................................     3
SECTION 2.   PROCEDURES FOR TENDERING SHARES.......................     4
SECTION 3.   WITHDRAWAL RIGHTS.....................................     8
SECTION 4.   ACCEPTANCE FOR PAYMENT AND PAYMENT....................     9
SECTION 5.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES...............    10
SECTION 6.   PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES........    11
SECTION 7.   EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES;
                  EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS....    12
SECTION 8.   CERTAIN INFORMATION CONCERNING THE COMPANY............    13
SECTION 9.   CERTAIN INFORMATION CONCERNING
                  THE PURCHASER AND THE FUNDS......................    18
SECTION 10.   SOURCE AND AMOUNT OF FUNDS...........................    18
SECTION 11.   BACKGROUND OF THE OFFER; CONTACTS, TRANSACTIONS
                  OR NEGOTIATIONS WITH THE COMPANY.................    19
SECTION 12.   PURPOSE OF THE OFFER.................................    19
SECTION 13.   DIVIDENDS AND DISTRIBUTIONS..........................    19
SECTION 14.   CERTAIN CONDITIONS OF THE OFFER......................    20
SECTION 15.   CERTAIN LEGAL MATTERS................................    23
SECTION 16.   FEES AND EXPENSES....................................    24
SECTION 17.   MISCELLANEOUS........................................    25

SCHEDULE I    DIRECTORS AND EXECUTIVE OFFICERS OF THE FUNDS
                  AND THE PURCHASER................................   S-1
SCHEDULE II  TRANSACTIONS IN SHARES................................   S-2

To the Holders of Shares of Common Stock and/or
  Cumulative Voting Convertible
  Preferred Stock, Series B of Old Stone Corporation:

                                  INTRODUCTION

                  Manticore Properties, LLC, a Delaware limited liability company (the "Purchaser"), wholly owned by Gotham Partners, L.P., a New York limited partnership ("Gotham"), and Gotham Partners II, L.P. ("Gotham II"), a New York limited partnership (together, the "Funds"), hereby offers to purchase all outstanding shares of common stock, par value $1.00 per share ("Common Shares"), and Cumulative Voting Convertible Preferred Stock, Series B, par value $1.00 per share ("Preferred Shares" and together with the Common Shares, the "Shares"), of Old Stone Corporation, a Rhode Island corporation (the "Company"), at a price of $1.00 per Common Share and $4.00 per Preferred Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letters of Transmittal (which, as amended from time to time, together constitute the "Offer").

                  The Purchaser believes that the Shares are registered under
Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), based upon its review of available filings made by the Company with the Securities and Exchange Commission (the "Commission"). The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser does not have any knowledge that any such information is untrue, the Purchaser takes no responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

                  Purchaser will pay soliciting dealer's fees of $.10 per Common Share and $.40 per Preferred Share to brokers, dealers and other persons for soliciting tenders of Shares from their clients pursuant to the Offer. In addition, brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their clients. Tendering shareholders will not be obligated to pay brokerage fees or commissions. Except as set forth in Instruction 6 of the Letters of Transmittal, tendering shareholders will not be obligated to pay stock transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of Harris Trust Company of New York, as Depositary (the "Depositary"), and Beacon Hill Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

                  The purpose of the Offer is to make, through the purchase of Shares, a speculative investment in the outcome of the Action (as defined below). By tendering Shares pursuant to the Offer, shareholders will relinquish any rights, as shareholders, to any benefits to the Company of the outcome of the Action. The Purchaser has no current plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company, sale or transfer of any material amount of assets of the Company, any change in the Board of Directors or management of the Company, any material change in the capitalization or dividend policy of the Company, any other material change in the Company's corporate structure or business.

                  Certain federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5.

                  THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED.

                  Certain conditions to this Offer are described in Section 14. The Purchaser expressly reserves the right, in its sole discretion, to waive any one or more of the conditions to the Offer. See Sections 1, 14 and 15.

                  THIS OFFER TO PURCHASE AND THE LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY
DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.       TERMS OF THE OFFER

                  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, December 12, 1997, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

                  The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, regardless of whether or not any of the events set forth in Section 14 shall have occurred or shall have been determined by the Purchaser to have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 14. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

                  If by 12:00 Midnight, New York City time, on Friday, December 12, 1997 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the applicable rules and regulations of the Commission, to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders, (b) waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer.

                  There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

                  If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in
Section 3. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

                  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14(e)-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to shareholders and investor response. If, prior to the Expiration Date, the Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer.

                  A request is being made to the Company pursuant to Rule 14d-5 of the Exchange Act for the use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letters of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, by the Purchaser following receipt of such lists or listings from the Company, or by the Company if it so elects.

2.       PROCEDURES FOR TENDERING SHARES

                  Valid Tender. For a shareholder to validly tender Shares pursuant to the Offer, either (A) a properly completed and duly executed Letter(s) of Transmittal (or facsimile thereof) relating to the Common Shares and/or Preferred Shares tendered, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares ("Share Certificates") must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (B) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

                  Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company and The Philadelphia Depository Trust Company (the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter(s) of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

                  The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letters of Transmittal and that the Purchaser may enforce such agreement against such participant.

                  THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARE CERTIFICATES, THE LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

                  Signature Guarantees. No signature guarantee is required on a Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letters of Transmittal. If Share Certificates are registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made or Share Certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letters of Transmittal.

                  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

                  (i) the tender is made by or through an Eligible Institution:

                  (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

                  (iii) the Share Certificates representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter(s) of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

                  A Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

                  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) Letter(s) of Transmittal (or facsimile thereof) relating to the Common Shares and/or Preferred Shares tendered, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letters of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

                  The Purchaser's acceptance for payment of Shares validly tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

                  Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares). All such proxies will be irrevocable and considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities in respect of any annual, special, adjourned or postponed meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders.

                  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the Funds, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letters of Transmittal and the instructions thereto) will be final and binding on all parties.

                  Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and the payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31% of the amount of such payment. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letters of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letters of Transmittal.

         Lost Certificates. If the Share Certificates which a registered holder wants to surrender have been lost or destroyed, that fact should be indicated in the appropriate space on the Letter of Transmittal. Certain representations and agreements contained in the Letter of Transmittal are required to be made by tendering stockholders who have lost their Share Certificates. In addition, the Information Agent or Depositary may forward to such registered holders additional documentation necessary to be completed in order to effectively surrender such lost or destroyed certificates. See Instruction 11 to the Letters of Transmittal. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties.

         Special Instructions for Plan Participants. According to the Company's Annual Report on Form 10- K for the fiscal year ended December 31, 1996, the Ninth Amendment to the Old Stone Corporation Employee Stock Ownership Plan, adopted on September 27, 1988 (the "Plan"), provides pass-through tender offer rights to Plan participants with respect to all Shares allocated to participants ("Plan Shares"). Plan participants desiring to tender all or any portion of such Plan participant's Plan Shares should complete and sign the enclosed instructions to the Plan Trustee and deliver the instruction to the Plan Trustee. The Trustee may require additional documentation in connection with the tender of Plan Shares.

3.       WITHDRAWAL RIGHTS

                  Except as otherwise provided in this Section 3, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 12, 1998 (or such later date as may apply in case the Offer is extended).

                  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

                  Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

                  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of the Purchaser, the Funds, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.       ACCEPTANCE FOR PAYMENT AND PAYMENT

                  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. See Section 14. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

                  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) the Letter(s) of Transmittal (or facsimile thereof) relating to the Common Shares and/or Preferred Shares tendered, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letters of Transmittal. The per Common Share consideration paid to any shareholder pursuant to the Offer will be the highest per Common Share consideration paid to any other shareholder pursuant to the Offer. The per Preferred Share consideration paid to any shareholder pursuant to the Offer will be the highest per Preferred Share consideration paid to any other shareholder pursuant to the Offer.

                  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for validly tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letters of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

                  If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-l(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

                  If any tendered Shares are not purchased pursuant to the Offer for any reason, Share Certificates for any such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

                  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to the Funds, or to one or more direct or indirect wholly owned subsidiaries of the Funds, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES

                  The Purchaser believes that tenders of Shares pursuant to the Offer may result in capital losses for many shareholders. Capital losses may be used to offset capital gains and the excess of capital losses over capital gains may be offset against the ordinary income of an individual taxpayer, subject to an annual deduction limitation of $3,000.

                  The receipt of cash pursuant to the Offer will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the aggregate tax basis in the Common Shares and/or Preferred Shares tendered by the shareholder and purchased pursuant to the Offer. If Common Shares or Preferred Shares are held by a shareholder as capital assets (i.e., generally assets held for investment), gain or loss recognized by the shareholder with respect to such Shares will be capital gain or loss.

                  Capital gains recognized by an individual shareholder will generally be taxed at a maximum federal marginal tax rate of 20% if the shareholder's holding period for the shares exceeds 18 months and 28% if the shareholder's holding period for the shares exceeds 12 months but does not exceed 18 months. Capital gains recognized by a corporate shareholder will be taxed at a maximum federal marginal tax rate of 35%.

                  The tender of Plan Shares by the Trustee of the Plan will not result, for federal income tax purposes, in taxable income attributable to the Plan or Plan participants on whose behalf the Plan Shares were tendered.

                  THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. THE FOREGOING DISCUSSION DOES NOT ADDRESS THE TREATMENT OF DISTRIBUTIONS FROM THE PLAN TO PLAN

PARTICIPANTS FOR FEDERAL TAX PURPOSES. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER.

6.       PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES

                  Based on the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 (the "September 1997 Form 10-Q"), as of September 30, 1997, there were 8,246,175 Common Shares outstanding and 1,046,914 Preferred Shares outstanding. Based on the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 1996 (the "1996 Form 10-K"), at March 25, 1997, the Common Shares outstanding were held by approximately 40,300 shareholders of record.

                  Based on the 1996 Form 10-K, until January 29, 1993, the Common Shares were quoted on the NASDAQ National Market and traded under the symbol "OSTN". On January 29, 1993 the Common Shares were delisted from NASDAQ and since that date have traded over the counter in the "Pink Sheets." During the past four years, trading in the Common Shares has been extremely limited. Trades reported in the "Pink Sheets" during this period were made at per Common Share prices of $0.000125 to $0.125. The high and low trading prices per Common Share were $0.125 and $0.000125 in 1996 and $0.14 and $0.001 in 1997. As of the
date hereof, there is no established public trading market for the Common
Shares.

                  The following description of the Preferred Shares is based on the Company's Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Reg. No. 33-21440), dated January 26, 1989. The annual dividend rate of the Preferred Shares is $2.40 per share and dividends are cumulative. The Preferred Shares are convertible at the option of the holder for a period of twenty years after February 20, 1981 on the basis of one and one-third Common Shares for each two shares of Preferred Shares during the first five years and thereafter are convertible on the basis of one and one-third Common Shares for that number of Preferred Shares determined by dividing the per share book value of the Common Shares, as defined in the resolution creating the Preferred Shares, by $20.00, but in no event will the number of Preferred Shares exchanged for one and one-third Common Shares be less than two shares. The Company may redeem Preferred Shares on any dividend date after February 20, 1991 for redemption prices which decline from $21.60 in the first year of the redemption period until February 20, 2011 when the redemption price will become $20.00 for all ensuing years. Commencing on February 20, 2002 and on each succeeding February 20th thereafter, the Company is required to redeem ten percent of the Preferred Shares at a price of $20.00 per share. The holders of Preferred Shares are entitled to one-half vote for each share held on all matters on which the holders of the Common Shares are entitled to vote, voting with the holders of the Common Shares and not as a separate class, and, following a default in four quarterly dividends, have the right to vote as a class to elect 20 percent (rounded upwards) of the directors of the Company. The Preferred Shares have priority in respect of dividend and liquidation rights over the Common Shares.

                  Based on the 1996 Form 10-K, until January 29, 1993, the Preferred Shares were quoted on NASDAQ. Since January 29, 1993, the Preferred Shares have traded over the counter in the "Pink Sheets". Based on the Company's September 1997 Form 10-Q, as of September 30, 1997, there were 1,046,914 Preferred Shares outstanding.

                  The Preferred Shares are traded over the counter in the "Pink Sheets". The following table sets forth for each of the periods indicated, the high and low trading prices per Preferred Share as reported by Bloomberg Financial Markets:


           CALENDAR YEAR                      HIGH                   LOW
1995
         Third Quarter                       $ 1.50                $ 0.50
         Fourth Quarter                      $ 4.00                $ 0.50
1996
         First Quarter                       $ 2.50                $ 0.05
         Second Quarter                      $ 2.00                $ 1.50
         Third Quarter                       $ 3.00                $ 2.00
         Fourth Quarter                      $ 4.00                $ 2.00
1997
         First Quarter                       $ 5.00                $ 3.75
         Second Quarter                      $ 4.00                $ 3.50
         Third Quarter                       $ 5.00                $ 3.50
         Fourth Quarter                      $ 7.28                $ 3.88
    (through November 12, 1997)


                  Based on the 1996 Form 10-K, the Company discontinued dividends to holders of its Common Shares and its Preferred Shares during 1991 and has stated that it does not expect to pay any dividends on the Preferred Shares for the foreseeable future. As a result of failure to pay dividends on the Preferred Shares for more than four quarters, the holders of the Preferred Shares collectively are entitled to elect a number of directors of the Company constituting twenty percent (20%) of the total number of directors of the Company at the next meeting of stockholders at which directors are to be elected. Until the aggregate deficiency of $15,075,561 ($14.40 per share) as of September 30, 1997 is declared and fully paid on the Preferred Shares, the Company may not declare any dividends or make any other distributions on or redeem the Common Shares. The Preferred Stock is entitled to a preference upon liquidation with a value of $20,938,000 as of September 30, 1997.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

                  Market for the Shares. Based upon the Company's September 1997 Form 10-Q there were 8,246,175 Common Shares outstanding as of September 30, 1997. Based on the 1996 Form 10-K, there were 40,300 holders of record of Common Shares at March 25, 1997. Based on the Company's September 1997

Form 10-Q there were 1,046,914 Preferred Shares outstanding as of September 30, 1997. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade in the over-the-counter market and could adversely affect the liquidity and market value of the remaining Shares held by the public.

                  Exchange Act Registration. The Common Shares and the Preferred Shares are currently registered under the Exchange Act. Each class of Shares may be eligible for deregistration either prior to or after the Offer depending upon certain circumstances, including the number of recordholders of the Shares at such time. Registration of either class of Shares under the Exchange Act may be terminated upon application of the Company to the Commission if such class of Shares are neither listed on a national securities exchange nor held by 500 or more holders of record, where total assets of the Company have not exceeded $10 million on the last day of the Company's three most recent fiscal years. In order to be eligible to effect such termination, however, the Company must be current on its periodic reporting requirements under the Exchange Act.

                  Termination of registration of each of the Common Shares and the Preferred Shares under the Exchange Act would, assuming the Company were in compliance with its reporting obligations, substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission. Termination would also make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities in compliance with Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, would be eliminated, although Rule 144 and Rule 144A would appear to be currently unavailable to affiliates because of the absence of currently available information concerning the Company.

                  Margin Securities. The Purchaser believes that neither the Common Shares nor the Preferred Shares constitute margin securities under the regulations of the Board of Governors of the Federal Reserve System.

8.       CERTAIN INFORMATION CONCERNING THE COMPANY

                  The following information has been excerpted from the Company's 1996 Form 10-K:

                           Old Stone Corporation (the "Corporation") is a general business corporation incorporated in 1969 under the laws of the state of Rhode Island. The principal offices of the Corporation are located at 957 Warren Avenue, East Providence, Rhode Island 02914.

                           On January 29, 1993, the Office of Thrift
         Supervision ("OTS") declared Old Stone Bank, a Federal Savings Bank, a federally chartered stock savings bank organized under the laws of the United States (the "Bank"), insolvent, and appointed the Resolution Trust Corporation ("RTC") as receiver (the "Bank Closing"). The RTC formed a bridge bank, Old Stone Federal Savings Bank (the "Bridge Bank") which assumed all of the deposit liabilities and substantially all of the other liabilities of the Bank and acquired substantially all of the assets of the Bank (including the stock of all of its subsidiaries). Immediately prior to the Bank Closing, the Bank constituted substantially all of the assets of the Corporation. Immediately following the Bank Closing, all of the officers of the Corporation resigned and were hired by the Bridge Bank. A limited slate of new officers was elected on March 8, 1993. . .

                           The Corporation continues to hold its equity interest in Old Stone Securities company ("Old Stone Securities"). The Corporation has no equity interest in any other significant entity. . .

                           The Corporation's only surviving active subsidiary after the Bank Closing is Old Stone Securities, a registered securities broker-dealer which provides brokerage services to retail and institutional clients. In addition, Old Stone Securities participates in Rhode Island underwritings of tax-exempt securities, maintains an inventory of tax-exempt securities for resale, and also trades government securities both at auction and in the secondary market. . .

                           Old Stone Securities is subject to regulation by the Securities and Exchange Commission, the State of Rhode Island, and the
         National Association of Securities Dealers, Inc. . . .

                           As of December 31, 1996, the Corporation had one part-time employee. As of such date, Old Stone Securities employed three persons, all of whom were full-time, two of whom also serve as officers of the Corporation, and who handle certain administrative functions on behalf of the Corporation. . .

                           On September 16, 1992, the Corporation and the Bank ("Plaintiffs") instituted a suit (the "Action") against the United States ("Defendant") in the U.S. Court of Federal Claims. In connection with certain government-assisted acquisitions by Plaintiffs in the 1980's, the Defendant (through its agencies the Federal Home Loan Bank Board ("FHLBB") and the Federal Savings and Loan Insurance Corporation) in exchange for the Bank's purchasing certain assets and assuming certain liabilities of Defendant, agreed among other things to provide Plaintiffs with certain valuable capital credits and authorized Plaintiffs to treat those credits and supervisory goodwill as part of regulatory capital and caused the Bank to write off immediately approximately $80 million of such capital credits and supervisory goodwill. In this suit Plaintiffs allege breach of contract by the United States, resulting in substantial injury to Plaintiffs, effecting a taking of Plaintiff's property without just compensation and unjustly enriching the Defendant at the expense of Plaintiffs. Plaintiffs seek compensation for the damages caused by the breach, just compensation for the property taken, and disgorgement of the amounts by which the Defendant has been unjustly enriched. The Defendant has filed a counterclaim against the Corporation for alleged breach of its net worth maintenance agreements. The Company has filed an answer denying such counterclaims. The Corporation's claims are separate and distinct from the claims of the Bank. An agency of the Defendant serves as the receiver for the bank and is maintaining the Bank's claims against the Defendant. There are several similar cases pending before the U.S. Court of Federal Claims. No prediction as to the outcome of the Corporation's case can be made at this time.

         The following information has been excerpted from the September 1997 Form 10-Q:

                           The case is one of several similar cases pending before the U.S. Court of Federal Claims. The case as to the Corporation was stayed pending the outcome of certain other suits. On July 1, 1996, the U.S. Supreme Court held that the Defendant was liable to certain other plaintiff thrift holding companies in cases arising out of similar sets of facts (the Winstar litigation.)

                           The amended complaint filed by the Corporation on September 28, 1995 named only the Corporation as a plaintiff. An agency of the Defendant now acts as receiver for the Bank and has been granted leave to intervene in the litigation on behalf of the [B]ank. The Corporation filed a Second Amended Complaint on April 18, 1997.

                           The Corporation is filing a Motion for Summary Judgment asking the Court to find against Defendant on the issue of liability. If successful, the Corporation must then prove the damage that it has incurred because of Defendant's conduct. Discovery in the Corporation's case is schedule[d] to begin in January, 1998. No prediction as to the outcome of this case can be made at this time.

                  Proceedings in the Action had been stayed pending a decision by the Supreme Court of the United States in three cases involving claims by banks against the United States for, among other things, breach of contract based upon the elimination by the Financial Institutions Reform Recovery and Enforcement Act of 1989 ("FIRREA") of the treatment of goodwill contemplated at the time the ailing thrifts were taken over by healthier thrifts or other investors. On July 1, 1996, the Supreme Court of the United States decided an appeal in three of these cases brought against the federal government. The plaintiffs were Winstar Corporation, Glendale Federal Bank FSB and The Statesman Group, Inc. ("Winstar Cases"). In those cases, based upon their facts and circumstances and based upon the documents relating to each of those plaintiff's acquisitions of ailing savings institutions, the Court of Federal Claims had granted summary judgment on the issue of liability in favor of the plaintiffs. Thereafter a panel of the Court of Appeals for the Federal Circuit reversed the summary judgments granted in favor of the plaintiffs and ruled against them. Subsequently, the Court of Appeals for the Federal Circuit, sitting en banc, reversed the panel's decision and ruled in favor of the plaintiffs. The government then sought a further review in the Supreme Court. In its July 1996 decision, the Supreme Court affirmed the judgments of liability in favor of the plaintiffs, holding that, based upon the language of the applicable documents executed in connection with plaintiffs' take-over of ailing thrifts, plaintiffs have stated claims for breach of contract against the government. Because the trial court (the Court of Federal Claims) had not made any findings as to whether the plaintiffs had suffered damages and, if so, in what amount, the Supreme Court remanded for further proceedings consistent with its opinion. Since the Supreme Court's decision in July 1996, the Court of Federal Claims has conducted evidentiary proceedings in which it took testimony and reviewed documentary evidence on the questions of the measure and amount of damages regarding the claim of Glendale Federal Bank FSB. The government has opposed Glendale's claim for damages. Although in published reports, the presiding judge has made remarks favorable to the plaintiffs prior to hearing evidence from the government, the Court has not yet rendered a decision on the measure or amount of damages to which Glendale may be entitled. The Court has not yet begun to hear evidence concerning damages to which any other plaintiffs may be entitled, nor has it rendered any decision on the question of liability in any other cases. Following any decision on damages, it is anticipated that one or both parties may take appeals to the Court of Appeals for the Federal Circuit. It is uncertain when any such damage judgment will become final and enforceable.

                  Although the plaintiff thrift institutions in the Winstar Cases prevailed in the U.S. Supreme Court, its decision is not necessarily dispositive of the outcome of the Company's Action. A court may still determine that the Company's claims involve sufficiently different facts and/or legal issues as to render the Winstar Cases inapplicable to the Action and thereby result in a different conclusion from that of the Winstar Cases. Moreover, the damages portions of the claims presented by the Winstar plaintiff thrift institutions remain to be litigated and could take several years to resolve.

                  Following any decision on liability with respect to the Action, it is possible that one or both parties may seek to appeal to the Court of Appeals for the Federal Circuit. It is uncertain when any such judgment will become final and enforceable. If the Court of Federal Claims rules in favor of the Company on the issue of liability and, assuming there are one or more appeals from that decision, if the judgment of liability is upheld following any such appeals, it is uncertain when the Court may conduct an evidentiary hearing on the damages and, following a decision on damages and any applicable appeals from that decision, when any such decision would become final. The measure and amount of damages, if any, are uncertain.

                  By tendering Shares pursuant to the Offer, shareholders will relinquish any rights, as shareholders, to any benefits to the Company of the outcome of the Action. The Company may have net operating losses which could be used to offset taxable income of the Company. However, the Purchaser cannot reasonably determine whether such net operating losses actually exist, the magnitude of such net operating losses, when such net operating losses are scheduled to expire and/or whether the availability of such net operating losses is subject to limitation. Moreover, pursuant to Code Section 382, the ability of the Company to utilize such net operating losses to offset taxable income may be substantially diminished depending upon the percentage of Shares transferred since the creation of such net operating losses and/or Shares acquired in this Offer and/or other transfers of capital stock of the Company.

                  Set forth below is certain selected consolidated financial information with respect to the Company excerpted from information contained in the 1996 Form 10-K, the September 1997 Form 10-Q and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (the "September 1996 Form 10-Q"). More comprehensive financial information is included in the 1996 Form 10-K, the September 1997 Form 10-Q, the September 1996 Form 10-Q and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference and such other documents and all the financial information (including any related notes) contained therein. The 1996 Form 10-K, the September 1997 Form 10-Q, the September 1996 Form 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                             OLD STONE CORPORATION

                         SELECTED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                             NINE MONTHS
                                                         ENDED SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                                         1997           1996          1996           1995         1994
                                                         ----           ----          ----           ----         ----
OPERATING DATA:
Income............................................    $     137      $     174     $     251      $     271     $     277
Income (loss) from continuing operations
  before taxes                                        $    (120)     $    (211)    $    (293)     $    (280)    $    (354)
Net income (loss).................................    $    (120)     $    (211)    $    (299)     $    (471)    $    (380)
Net income (loss) per share.......................    $    (.26)     $    (.27)    $    (.36)     $    (.38)    $    (.37)
BALANCE SHEET DATA: (2)
Working capital...................................    $    (723)     $    (515)    $    (603)     $    (304)    $     167
Total assets......................................    $     416      $     670     $     570      $   1,065     $   1,486
Total liabilities.................................    $   1,139      $   1,185     $   1,173      $   1,369     $   1,319
Stockholders' equity (deficit)....................    $ (20,974)     $ (20,569)    $ (20,707)     $ (20,212)    $ (19,544)

                  Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information, may be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549.

                  The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser has no knowledge that any such information is untrue, the Purchaser takes no responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.       CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE FUNDS

                  The Purchaser is a newly organized Delaware limited liability company wholly owned by the Funds, and to date has not conducted any business other than in connection with the Offer. The Funds were each formed to engage in the buying and selling of securities for investment for its own account. Section H Partners, L.P., a New York limited partnership ("Section H"), is the sole general partner of Gotham and Gotham II. Karenina Corp., a New York corporation ("Karenina"), and DPB Corp., a New York corporation ("DPB"), are the sole general partners of Section H. Karenina is wholly owned by William A. Ackman. DPB is wholly owned by David P. Berkowitz. Messrs. Ackman and Berkowitz are U.S. Citizens. The principal executive offices of the Funds and the Purchaser are located at 110 East 42nd Street, 18th Floor, New York, New York 10017.

                  The Funds have committed equity capital of more than $300 million and have executed agreements with the Purchaser to commit sufficient equity capital to pay for all outstanding Shares at the Offer Price plus related fees and expenses.

                  Except as set forth in this Offer to Purchase (including the Schedules hereto), none of the Funds or the Purchaser, or, to the best knowledge of the Funds or the Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security in the Company, and none of the Funds, the Purchaser, or, to the best knowledge of the Funds or the Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

                  Except as set forth in this Offer to Purchase (including the Schedules hereto), none of the Funds or the Purchaser, or, to the best knowledge of the Funds and the Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase (including the Schedules hereto), none of the Funds or the Purchaser, or, to the best knowledge of the Funds and the Purchaser, any of the persons listed in Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

                  Except as set forth in this Offer to Purchase (including the Schedules hereto), there have been no contacts, negotiations or transactions between the Funds or the Purchaser, or their respective subsidiaries, or, to the best knowledge of the Funds and the Purchaser, any of the persons listed in
Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission.

10.      SOURCE AND AMOUNT OF FUNDS

                  The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer and to pay related fees and expenses incurred in connection with the Offer, is estimated at

$14,000,000. The Funds have committed equity capital of more than $300 million and have executed agreements with the Purchaser to commit sufficient equity capital to pay for all outstanding Shares at the Offer Price, plus related fees and expenses.

11.      BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR
         NEGOTIATIONS WITH THE COMPANY

                  In the course of their investment activities, the Funds have investigated certain investment opportunities arising in connection with entities that own contingent assets consisting of a claim asserted in a lawsuit against the United States, relating to certain damages suffered by a savings institution. In the Fall of 1997, David S. Klafter, an employee of Gotham Partners Management Co., L.L.C., the managing agent of each of the Funds, contacted the Company by phone, on behalf of the Funds, and expressed a general interest in the Funds' making an investment in the Company and discussed the Action generally. Mr. Klafter also contacted the FDIC on behalf of the Funds in the Fall of 1997, to confirm that the FDIC is acting as trustee of the Plan.

12.      PURPOSE OF THE OFFER

                  The purpose of the Offer is to make, through the purchase of Shares, a speculative investment in the outcome of the Action. By tendering Shares pursuant to the Offering, shareholders will relinquish any rights, as shareholders, to any benefits to the Company of the outcome of the Action. The Purchaser has no current plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company, sale or transfer of any material amount of assets of the Company, any change in the Board of Directors or management of the Company, any material change in the capitalization or dividend policy of the Company, any other material change in the Company's corporate structure or business. However, to the extent information is available, the Purchaser intends to continuously evaluate the Company and its prospects, and the Purchaser reserves the right to change its plans and intentions.

13.      DIVIDENDS AND DISTRIBUTIONS

                  If, after September 30, 1997, the Company should (a) split, combine or otherwise change the Shares or its capitalization from that disclosed in the September 1997 Form 10-Q, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares (other than the issuance of Shares under option as disclosed in the September 1997 Form 10-Q, in accordance with the terms of such options as such terms have been publicly disclosed in the September 1997 Form 10-Q, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire any of the foregoing, then, subject to the provisions of
Section 14, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including without limitation, the number or type of securities offered to be purchased.

                  If, after September 30, 1997, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to

Purchase, or their nominees or transferees on the Company's stock transfer records, then, subject to the provisions of Section 14, (a) the Offer Price may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion.

14.      CERTAIN CONDITIONS OF THE OFFER

                  Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after termination or withdrawal of such bidder's offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, may terminate or amend the Offer as to any Shares not then paid for, if any of the following events shall occur or be deemed by Purchaser to have occurred:

         a. there shall be threatened, instituted or pending any action, proceeding, application or counterclaim by any government or governmental, regulatory or administrative authority or agency, domestic, foreign or supranational (each, a "Governmental Entity"), or by any other person, domestic or foreign, before any court or Governmental Entity, (i) (A) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise directly or indirectly restrain or prohibit, or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, in addition to those required by Federal securities laws (each as in effect on the date of this Offer to Purchase), in connection with the making of the Offer, the acceptance for payment of, or payment for, some of or all the Shares by Purchaser, the Funds or any other affiliate of the Funds, (B) seeking to obtain material damages or (C) otherwise directly or indirectly relating to the Offer, (ii) seeking to prohibit the ownership or operation by Purchaser, the Funds or any other affiliate of the Funds of all or any portion of the Shares or of the business or assets of Purchaser, the Funds or any other affiliate of the Funds or to compel Purchaser, the Funds or any other affiliate of the Funds to dispose of or hold separate the Shares or all or any portion of the business or assets of Purchaser, the Funds or any other affiliate of the Funds or seeking to impose any limitation on the ability of Purchaser, the Funds or any other affiliate of the Funds to conduct such business or own such assets, (iii) seeking to impose or confirm limitations on the ability of Purchaser, the Funds or any other affiliate of the Funds effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Purchaser, the Funds or any other affiliate of the Funds on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by Purchaser, the Funds or any other affiliate of the Funds of any Shares, (v) seeking any material diminution in the benefits expected to be derived by Purchaser, the Funds or any other affiliate of the Funds as a result of the Offer, or (vi) otherwise directly or indirectly relating to the Offer or which otherwise, in the sole judgment of Purchaser, might materially adversely affect the Company or Purchaser, the Funds or any other affiliate of the Funds or the value of the Shares;

         b. there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) Purchaser, the Funds or any other affiliate of the Funds or the Company or (ii) the Offer by any government, legislative body or court, or Governmental Entity, that, in the sole judgment of Purchaser, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above;

         c. Purchaser shall have learned of any change that has, since the filing of the September 1997 Form 10-Q, occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change) in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company that, in the sole judgment of the Purchaser, is or may be materially adverse to the Company, or the Purchaser shall have become aware of any facts that, in the sole judgment of the Purchaser, have or may have material adverse significance with respect to either the value of the Company or the value of the Shares to the Purchaser;

         d. there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States, (iii) any material change in United States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or Governmental Entity on, or other event that, in the sole judgment of Purchaser, might affect the extension of credit by banks or other lending institutions, (vi) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

         e. The Company shall have (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (iii) issued or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under option prior to the filing of the September 1997 Form 10-Q, in accordance with the terms of such options as such terms have been publicly disclosed in the September 1997 Form 10-Q, shares of any other class of capital stock, any other class of preferred stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (iv) declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company, (v) altered or proposed to alter any material term of any outstanding security, (vi) authorized, recommended, proposed or entered into an agreement, agreement in principle or arrangement or understanding with respect to any release or relinquishment of any material contractual or other right of the Company, or (vii) amended or authorized or proposed any amendment to, the Company's Certificate of Incorporation or By-laws, or Purchaser shall become aware that the Company shall have proposed or adopted any such amendment that was not disclosed in publicly available filings prior to the date hereof;

         f. a tender or exchange offer for any Shares shall have been made or publicly proposed to be made by any other person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or Purchaser shall have otherwise learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the Commission prior to November 14, 1997, (ii) any such person, entity or group that prior to November 14, 1997, had filed such a Schedule with the Commission has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of 1% or more of any class or series of capital stock of the Company (including the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of 1% or more of any class or series of capital stock of the Company (including the Shares), (iii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving the Company or (iv) any person, other than the Purchaser, if not filed prior to the date hereof, shall have filed a Notification and Report Form under the HSR Act (or amended a prior filing to increase the applicable filing threshold set forth therein) or made a public announcement reflecting an intent to acquire the Company or any assets or subsidiaries of the Company;

         g. any approval, permit, authorization or consent of any Governmental Entity (including those described or referred to in Section 15) shall not have been obtained on terms satisfactory to Purchaser in its sole discretion; or

         h. Purchaser shall have reached an agreement or understanding with the Company providing for termination of the Offer;

which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Purchaser, the Funds or any other affiliate of the Funds) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

                  The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Purchaser concerning the events described in this Section 14 will be final and binding upon all parties.

15.      CERTAIN LEGAL MATTERS

                  General. Except as otherwise disclosed herein, based on a review of publicly available information filed by the Company with the Commission, the Purchaser is not aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or (ii) any approval or other action, by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser currently contemplates that such approval or action would be sought, except as described below under "State Takeover Laws." While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or the Funds or that certain parts of the businesses of the Company, the Purchaser or the Funds might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14.

                  A change of control of the Company and its Old Stone Securities subsidiary may require filings with the SEC, NASD and State of Rhode Island. The Purchaser does not expect to acquire or exercise control of the Company as a result of the Offer. However, if it does control the Company it will determine whether to make any required state or federal filings or to cause the Company to terminate operations of its subsidiary.

                  State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

                  Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. Purchaser believes that the Rhode Island Business Combination Act of 1990 is inapplicable to the Offer, but whether or not applicable, the Offer is not conditioned upon approval of the Board of Directors of the Company under the Rhode Island Business Combination Act of 1990. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, Purchaser might be unable to accept for payment or pay for the Shares tendered pursuant to the offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

                  Antitrust. Purchaser believes that the Hart-Scott-Rodino Antitrust Act (the "HSR Act") is inapplicable to the Offer in light of the size of the Company. If the provisions of the HSR Act were applicable to the Offer, the acquisition of Shares under the Offer could be consummated only following the expiration of a 15-calendar day waiting period following the filing by the Purchaser of a Notification and Report Form with respect to the Offer, unless the Purchaser received a request for additional information or documentary material from the Antitrust Division or the FTC or early termination of the waiting period is granted. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requested additional information or material from the Purchaser concerning the Offer, the waiting period would be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Purchaser with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the Purchaser. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

                  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions. At any time before or after Purchaser's acquisition of the Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of the Shares pursuant to the Offer or seeking the divestiture of the Shares acquired by Purchaser. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

16.      FEES AND EXPENSES

                  Beacon Hill Partners, Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including, without limitation, certain liabilities under the federal securities laws.

                  Harris Trust Company of New York has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

                  Purchaser will pay soliciting dealer's fees of $.10 per Common Share and $.40 per Preferred Share to brokers, dealers and other persons for soliciting tenders of Shares of their clients pursuant to the Offer. In addition, brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their clients.

17.      MISCELLANEOUS

                  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue-sky or other laws of such jurisdiction. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction where the making of the Offer or the tender of Shares is not in compliance with any applicable law, the Purchaser will make a good faith effort to comply with such law. If, after such good faith effort, the Purchaser cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. To the extent the Purchaser becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTERS OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                  THE PURCHASER AND THE FUNDS HAVE FILED WITH THE COMMISSION A TENDER OFFER STATEMENT ON SCHEDULE 14D-1 (THE ("SCHEDULE 14D-1") PURSUANT TO RULE 14D-3 UNDER THE EXCHANGE ACT, TOGETHER WITH EXHIBITS, FURNISHING CERTAIN ADDITIONAL INFORMATION WITH RESPECT TO THE OFFER, AND MAY FILE AMENDMENTS THERETO. SUCH SCHEDULE 14D-1 AND ANY AMENDMENTS THERETO, INCLUDING EXHIBITS, MAY BE INSPECTED AND COPIES MAY BE OBTAINED IN THE MANNER SET FORTH IN SECTION 8 WITH RESPECT TO THE COMPANY (EXCEPT THAT SUCH MATERIAL WILL NOT BE AVAILABLE AT THE REGIONAL OFFICES OF THE COMMISSION).


                                             MANTICORE PROPERTIES, LLC


November 14, 1997

                                                                     SCHEDULE I

        DIRECTORS AND EXECUTIVE OFFICERS OF THE FUNDS AND THE PURCHASER

                  The Funds. The Purchaser is wholly owned by the Funds. The Funds were each formed to engage in the buying and selling of securities for investment for its own account. Section H Partners, L.P., a New York limited partnership ("Section H"), is the sole general partner of Gotham and Gotham II. Karenina Corp., a New York corporation ("Karenina"), and DPB Corp., a New York corporation ("DPB"), are the sole general partners of Section H. Karenina is wholly owned by William A. Ackman. DPB is wholly owned by David P. Berkowitz.

                  Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of each of Karenina and DPB. Except as otherwise noted, the business address of each such person is 110 East 42nd Street, 18th Floor, New York, New York 10017 and, except as otherwise noted, each such person is a United States citizen. In addition, except as otherwise noted, each director and executive officer of the Funds have been employed in his or her present principal occupation listed below during the last five years.


                                      PRINCIPAL OCCUPATION OR EMPLOYMENT,
      NAME                                5-YEAR EMPLOYMENT HISTORY
      ----                            ----------------------------------------
William A. Ackman                     Director, President, Secretary and
                                      Treasurer of Karenina Corp. (from
                                      October 1993 to present).   A General
                                      Partner of Section H from March 1993
                                      to September 1993.   Manager of the
                                      Purchaser since 1997.

David P. Berkowitz                    Director, President, Secretary and
                                      Treasurer of DPB Corp. (from October
                                      1993 to present).  A General Partner of
                                      Section H from March 1993 to
                                      September 1993.

                                                                    SCHEDULE II

                           TRANSACTIONS IN THE SHARES


DATE        NO OF SHARES PURCHASED                        PRICE PER SHARE
----        ----------------------                        ---------------
None.

                  Manually signed facsimile copies of the Letters of Transmittal will be accepted. The Letters of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.



                        The Depositary for the Offer is:

                        HARRIS TRUST COMPANY OF NEW YORK

                                                By Hand/Overnight Delivery:
                By Mail:
                                                      Receive Window
          Wall Street Station                        Wall Street Plaza
             P.O. Box 1023                      88 Pine Street, 19th Floor
     New York, New York 10268-1023               New York, New York 10005

                                      Fax:

                                 (212) 701-7636

                                   Telephone:

                                 (212) 701-7624


                  Questions and requests for assistance should be directed to the Information Agent at its respective address or telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letters of Transmittal and all other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           BEACON HILL PARTNERS, INC.

                                90 Broad Street
                                   20th Floor
                            New York, New York 10004

                                 (800) 253-3814
                                  (Toll Free)

                                 (212) 843-8500
                                 (Call Collect)